UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ITC Holdings Corp.
(Name of Registrant as Specified In Its Charter)

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The following letter supplements information contained in ITC Holdings Corp.’s definitive proxy statement dated April 10, 2014 for its annual meeting of shareholders to be held May 21, 2014.  The Company is communicating the information below to its shareholders commencing May 14, 2014.

May 14, 2014

Dear Shareholder:

This letter is intended to supplement our annual meeting proxy statement dated April 10, 2014, which is available at www.envisionreports.com/ITC.  I am writing to you on behalf of the Board of Directors to inform you that we strongly disagree with the report of Institutional Shareholder Services (“ISS”) recommending that shareholders withhold their vote with respect to all of the director-nominees listed in the proxy statement.  We believe that the reasoning behind ISS’s recommendation is flawed and fails to consider the thorough and thoughtful process the Board conducted in response to the shareholder proposal made last year and the resulting policy changes we implemented.  In light of this and the Company’s excellent performance for shareholders in 2013 and since the Company’s initial public offering in 2005 under the Board’s guidance, the Board strongly recommends a vote FOR the election of all of the director-nominees named in the Company’s proxy statement.

The ISS report states that the negative recommendation is due to the Board not being sufficiently responsive to a shareholder vote last year on a shareholder proposal recommending implementation of a majority vote in uncontested director elections.  However, as a direct result of the shareholder vote, the Board determined that it would be in the best interests of the Company and its shareholders to implement a director resignation policy, which we believe to be a common approach in uncontested director elections and functionally equivalent to a majority vote standard.  The policy was adopted in February 2014 and was announced in a Form 8-K report filed with the SEC, which included a copy of the policy.  Further discussion of the policy is included in our current proxy statement.

Prior to adopting the director resignation policy, the Board carefully considered how to implement the shareholder-recommended standard in light of the shareholder vote and the various considerations discussed in our statement of opposition to the shareholder proposal in last year’s annual meeting proxy statement.  Yet despite the Board’s adoption of the resignation policy, ISS contends that we did not fully implement the shareholders’ recommendation due to the fact that we elected not to adopt a majority voting standard and due to the fact that the resignation policy was not implemented by an amendment to the Company’s articles of incorporation.  We strongly disagree.

First, in adopting the resignation policy, which the Board determined to be superior to a majority voting standard, the Board considered many factors, including those discussed at length in last year’s proxy statement in the Board’s statement in opposition to the proposal.  We conducted research on different voting standards, how they have been implemented at other public companies, and whether such standards garnered support from ISS.  After this thoughtful review, the Board remained skeptical that the value of the majority vote requirement outweighed the potential risks and therefore determined that it would be most prudent to respond to the shareholders’ recommendation with a more balanced approach that emphasized the perceived benefits of a majority vote standard, but maintained flexibility in the event majority voting is later found to increase the difficulty of recruiting qualified directors, cause unnecessary shareholder confusion, increase costs, introduce unwanted uncertainty into the election process or have other negative effects.

Secondly, whether a voting standard is implemented through an amendment to the Company’s articles of incorporation or through a policy such as the one adopted by the Board, the effect of a director-nominee’s failure to receive a majority vote in favor of his or her election is the same: further action by the Board to accept the affected individual’s resignation will be required before he or she will be unseated, if, as is almost always the case in an uncontested election, the nominee is currently a member of the Board.  By adopting a resignation policy rather than an articles amendment (which would be required to implement a majority voting standard), the Board has preserved for itself the ability to change or eliminate the policy without the need for a shareholder vote as the law and effects of the majority vote standard continue to evolve.  Any changes to the policy would be publicly disclosed, ensuring transparency for shareholders.  The Board remains mindful that under corporate law, it has a fiduciary duty to act in the best interest of shareholders, regardless of any shareholder recommendation.

The Company maintains a consistent dialogue with our shareholders regarding a variety of topics, including corporate governance.  In this spirit, the Company engaged with a number of shareholders regarding the shareholder proposal that was submitted last year, including the submitting shareholder, to ensure that the resignation policy the Board chose to implement was consistent with their expectations with respect to voting standards for the election of directors.  Further, we received no feedback from shareholders expressing concerns or objections after the Company’s announcement of the adoption of the director resignation policy in February 2014.  As a result, we firmly believe that our adoption of the director resignation policy is appropriately responsive to last year’s shareholder recommendation.

We remain committed to good corporate governance, as evidenced by our highly qualified and diverse Board, all of the members of which are independent except for myself.  Our director-nominees are well acquainted with the Company and its unique attributes, and many have expertise in the industry or other important qualities that would be very difficult and potentially costly to replace.

Importantly, under the Board’s leadership, the Company continues to deliver strong financial performance for the benefit of our shareholders. Our total shareholder return has outperformed the Dow Jones Utility Index every year since our initial public offering in July 2005 and we have produced a total shareholder return over that period of over 400%.  More specifically, our total shareholder return for 2013 was approximately 27%.  In addition, the Board has increased our dividend every year since our initial public offering, representing an aggregate increase of approximately 62%, while also overseeing an improvement in the credit quality and financial strength of the Company, as evidenced by the upgrades to our corporate credit ratings over that same timeframe.

Notwithstanding this performance, ISS is recommending a vote against the directors under whose oversight this success has occurred based on ISS’s rigid adherence to a “one size fits all” voting policy that ignores the fact that last year’s shareholder vote was merely a recommendation to the directors who are responsible for making determinations on governance matters and that the Board, acting in accordance with its fiduciary duties, substantially implemented that recommendation in the manner it believed to be in the best interests of the Company and its shareholders.  Given these facts and the Company’s commitment to good corporate governance, the Board strongly believes ISS’s withhold recommendation to be against the interests of the very shareholders it purports to advise.

We believe following the ISS recommendation puts at risk the continuity of the Board and creates a risk of unnecessary distraction for the Board if one or more director-nominees do not receive a majority of the votes cast.  As a result, the Board unanimously recommends a vote FOR the election of all of the director-nominees listed in the Company’s 2014 annual meeting proxy statement.

Sincerely,

Joseph L. Welch

Chairman and CEO